Exhibit 99.1	Press Release dated March 28, 2018

Tengasco Announces Year-End 2017 Financials and Results of Operations

GREENWOOD VILLAGE, Colo., March 28, 2018 /PRNewswire/ -- Tengasco, Inc. (NYSE American: TGC) announced today that it has filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2017.

The Company reported net loss from continuing operations of $(574,000) or $(0.06) per share in 2017 compared to $(4.2) million or $(0.69) per share in 2016. Included in the 2016 net loss was a $2.8 million non-cash impairment of the Company’s oil and gas properties and equipment inventory. Net loss before effect of the impairment was $(1.4) million or $(0.23) per share in 2016 (a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The non-cash impairment of oil and gas properties resulted from ceiling test failures during the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016. However, there was no additional oil and gas property impairment taken during the quarter ended December 31, 2016 nor during the year ended December 31, 2017. These ceiling test failures were primarily a result of low oil prices experienced since late 2014.

The Company realized revenues of approximately $5.3 million in 2017 compared to $4.7 million in 2016. During 2017, revenues increased approximately $591,000 of which $809,000 of this increase related to a $7.90 per barrel increase in the average oil price received from $37.53 per barrel received in 2016 to $45.43 per barrel received in 2017. This was partially offset by a $223,000 decrease related to decreases in oil sales volumes from 108.3 MBbl in 2016 to 102.4 MBbl in 2017. The more significant production declines were experienced in the Albers, Albers A, Howard A, Lewis, Liebenau, McElhaney A, Schneller, and Veverka B leases. These decreases were primarily due to natural declines.

The Company reported total proved oil reserves at December 31, 2017 of approximately 870,000 barrels, valued at $8.2 million on a discounted future net cash flows basis before effect of income taxes, up from approximately 730,000 barrels valued at $5.8 million at December 31, 2016. The increases in proved reserves volume and value result primarily from increased pricing that enabled us to consider certain properties as being economic, or remaining economic longer, and to thereby be placed into, or remain longer in, a category of proved reserves eligible for inclusion in the Company’s proved reserves.

Michael J. Rugen, CEO, said “Calendar year 2017 provided some modest improvement in oil prices, and ushered in what we hope to be the conclusion of noncash reserves writedowns caused by the extended periods of low prices. We also experienced about an $8 per barrel increase in our average oil price received in 2017 over the prior year’s average price. As a result, the results of operations in 2017 show marked improvement over those in 2016, although not yet enough to offset the effects of naturally decreasing production volumes from existing wells and return us to profitability. The increase in oil pricing also resulted in an increase in volume and value of the Company’s proved reserves year over year. We continue to await oil pricing improvement sufficient to justify increased drilling activity. Higher oil prices helped support an increase in our borrowing base with our senior lender, Prosperity Bank. Our borrowing base now stands at $2.0 million and our current borrowings still remain at zero. With our available borrowing capability and the $2.65 million received from the sale of our Tennessee methane facility assets completed in January 2018 the Company plans to drill additional wells during 2018. In addition, the Company will continue to evaluate other corporate opportunities, acquisitions, or joint ventures that may add value to the Company going forward.”

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws. The Company's actual results could differ materially from the forward-looking statements.

GAAP to Non-GAAP Reconciliation ($ millions, except per share data)

	Year Ended	Year Ended
	December 31, 2017	December 31, 2016

Net loss (US GAAP)	$(0.6)	$(4.2)
Impairment		$2.8
Net income from continuing operations before effect of impairment	$(0.6)	$(1.4)

Net loss per share – basic and diluted (US GAAP)	$(0.06)	$(0.69)
Impairment – basic and diluted		$0.46
Net income per share before effect of impairment – basic and diluted	$(0.06)	$(0.23)

CONTACT: Cary V. Sorensen, V.P., 720-420-4460